5% AMLEXANOX PASTE

LICENSING AGREEMENT

08/11/98

TABLE OF CONTENTS
ARTICLE	PAGE NO
1. Definitions	1-5
2. Grant of License	6
3. Technology & Know-how, Transfer & Research	7-8
4. Strakan Development & Diligence	8-9
5. Patent Rights	10
6. Royalties & Milestone Payments	11-13
7. Manufacturing & Strakan's Gross Margin	14
8. Regulatory Responsibilities	14-17
9. Minimum Sales Obligations	18-19
10. Confidentiality	19-21
11. Third Party Infringement Claims	22-23
12. Patent Enforcement & Litigation	23-26
13. U.S. Export Control & Government Licenses	26
14. Product Liability & Indemnification	27-28
15. Warranties & Representations	28-29
16. Term & Termination	30-34
17. Force Majeure	34-35
18. Notices35-36	37-38
19. Dispute Resolution	38-39
20. Assignment	39-41
21. Miscellaneous Provisions	41
22. Signature Page
Appendix A-Binding Letter of Intent Appendix B-Patents Appendix C-Markets Appendix D-Clinical Trials Insurance Appendix E-Block License Agreement

08/11/98

5% AMLEXANOX PASTE LICENSE AGREEMENT

THIS license agreement (hereinafter "LICENSE") dated as of August 13, 1998 is made between Access Pharmaceuticals, Inc. (hereinafter "ACCESS"); a corporation duly formed and existing under the laws of the State of Delaware, having a place of business at 2600 Stemmons Freeway, Suite 176, Dallas, TX 75207-2107; and Strakan Ltd. (hereinafter "STRAKAN"); a company duly formed and existing under the laws of England and Wales (Registered No. 3504711) whose registered office is at 45 Queen Anne Street, London W1M 9FA, England, United Kingdom:

WITNESSETH:

WHEREAS, ACCESS has certain rights in and to a topical product containing DRUG SUBSTANCE, for the FIELD for certain world-wide markets excluding the United States, Japan and Israel pursuant to the BLOCK LICENSE AGREEMENT; and

WHEREAS, ACCESS wishes the topical product containing the DRUG SUBSTANCE for the FIELD to be sold in such countries upon regulatory approval for their commercialization; and

WHEREAS, the PARTIES agree that their objectives with respect to the PRODUCT, as aforesaid, can best be realized through the appointment of STRAKAN as ACCESS' exclusive licensee for the PRODUCT in the TERRITORY; and

WHEREAS, ACCESS is willing to grant said license to STRAKAN; and

WHEREAS, the terms of the BINDING LETTER OF INTENT are superseded by this LICENSE.

NOW, THEREFORE, ACCESS and STRAKAN, in consideration of the mutual covenants contained herein, the sufficiency thereof is accepted and acknowledged, agree as follows:

08/11/98

ARTICLE 1 - DEFINITIONS

When used in this LICENSE, the following terms shall have the meanings set out below, unless the context requires otherwise. The singular shall be interpreted as including the plural and vice versa, unless the context clearly indicates otherwise.

1.1	"AFFILIATE" means :
a)
any corporation, firm, partnership or other entity which directly or indirectly owns, is owned by or is under common ownership with a PARTY, to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned of a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity, or

b)	any person, firm, partnership, corporation or other entity actually CONTROLLED by, CONTROLLING or under common CONTROL with a PARTY.

1.2
"APPROVAL" means final approval by a REGULATORY AUTHORITY in any country where applicable in the TERRITORY, for commercial marketing of the PRODUCT, as the case may be, including for example approval of final labeling and price reimbursement approval.

1.3	"BINDING LETTER OF INTENT" means the Amlexanox Letter of Intent signed by both PARTIES expressing their intent for this LICENSE, effective January 7, 1998, a copy of which is provided as Appendix A.

1.4	"BLOCK LICENSE AGREEMENT" means the agreement between ACCESS and the PRODUCT OWNER dated March 5, 1998, a redacted copy of which is provided in Appendix E.

1.5
"CONFIDENTIAL INFORMATION" means any information of either PARTY regarding DRUG SUBSTANCE, TECHNOLOGY, PATENTS, PRODUCT, financial terms of this LICENSE, and business development plans for the PRODUCT, but does not include information excluded under Article 10.2.

1.6
"CONTROL", "CONTROLLING" or "CONTROLLED" shall mean, in the case of a corporation, ownership or control, directly or indirectly, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors and, in the case of an entity other than a corporation, ownership or control, directly or indirectly, of more than 50% of the assets or the ability to direct the management and affairs of such entity.

1.7	"DRUG SUBSTANCE" shall mean amlexanox (2-amino-7-isopropyl-5-oxo-5H-[1] benzopyrano-{2,3-b}- 3-carboxylic acid.

1.8	"EFFECTIVE DATE" means the date first written above.

1.9	"EUROPEAN COMMUNITY APPROVAL" shall mean regulatory approval for the PRODUCT in the European Community Countries (EC) listed in Appendix C under the Mutual Recognition Procedure.

1.10	"FDA" means the United States Food and Drug Administration or any successor US governmental agency performing similar functions.

1.11	"FIELD" shall mean the treatment of aphthous ulcers for human use.

1.12
"KNOW HOW" means all factual knowledge and proprietary information pertaining to the DRUG SUBSTANCE and the PRODUCT and its which is of a nature held in the pharmaceutical industry as trade secrets or otherwise as confidential information, including without limitation formulation, pharmacological, preclinical, clinical, chemical, biochemical, toxicological and pharmacokinetics information whether or not capable of precise separate description and certain manufacturing, business, financial, formulation and scientific research data or information.

1.13	"MARKET EXCLUSIVITY" means no other product in the market with the same DRUG SUBSTANCE in the same concentration as the PRODUCT, either generic or branded.

1.14	"NET SALES" shall mean the gross proceeds from sales of the PRODUCT by STRAKAN or its AFFILIATES and any sublicensees to unaffiliated THIRD PARTIES less:

a)
allowances for returns, chargebacks, product discounts actually given to customers, recalls and customary trade allowances, in each case as such are related to the PRODUCT, excluding settlement discounts;

b)	any sales tax, value added tax, goods and services tax or other similar taxes that may be imposed on the sale of the PRODUCT, which taxes are included in the gross sales revenues;
c)	drug rebates mandated by government agencies in any one country of the TERRITORY.

1.15	"PARTY or PARTIES" shall mean either ACCESS or STRAKAN, or collectively ACCESS and STRAKAN.

1.16
"PATENT or PATENTS" means the Patents licensed and/or patent applications applied for as listed in Appendix B attached hereto. Appendix B shall be updated from time to time, at STRAKAN's request, but not more frequently than once yearly, unless required to provide information to compute the payments due under this LICENSE.

1.17
"PRODUCT" means 5% DRUG SUBSTANCE paste for human use developed pursuant to the terms of this LICENSE utilizing the PATENTS, TECHNOLOGY or KNOW-HOW including: any new improvements, dosage forms, formulations or line extensions to the PRODUCT in the FIELD including but not limited to Pharmacy and over the counter (OTC) strengths of DRUG SUBSTANCE in the FIELD.

1.18	"PRODUCT OWNER" means Block Drug Company, Inc of 257 Cornelison Avenue, Jersey City, New Jersey 07302, USA.

1.19	"REGULATORY AUTHORITY" means the agency corresponding to the FDA in each country of the TERRITORY.

1.20	"TECHNOLOGY" shall mean technology licensed to ACCESS relating to pharmaceutical vehicles incorporating the DRUG SUBSTANCE.

1.21	"TERRITORY" means United Kingdom and the Republic of Ireland.

1.22
"THIRD PARTY or PARTIES" means anyone, other than STRAKAN, ACCESS, and their AFFILIATES. Thus THIRD PARTY includes, without limitation, physicians, hospitals, clinics, hospice facilities, patients, STRAKAN sub-licensees and distributors.

ARTICLE 2 - GRANT OF LICENSE

2.1
Grant of Licenses - ACCESS hereby grants to STRAKAN, and STRAKAN hereby accepts an exclusive license to use the ACCESS KNOW-HOW and the TECHNOLOGY to make, have made, use, develop, modify, market, sell and have sold PRODUCT in the TERRITORY in the FIELD, and an exclusive sub-license under the PATENTS to make, have made, use, develop, modify, market, sell and have sold PRODUCT in the TERRITORY in the FIELD. These licenses shall be fully exclusive, to the exclusion of ACCESS and its AFFILIATES. The rights granted hereunder, however, are subject to the rights granted to ACCESS by the PRODUCT OWNER under the BLOCK LICENSE AGREEMENT.

2.2
Sublicensing - The exclusive license under Article 2.1 to STRAKAN includes the right to sublicense the rights to the PRODUCT in the Republic of Ireland, including the right to enter into distributor contracts or co-promotion agreements in that country subject to the terms of the BLOCK LICENSING AGREEMENT, ACCESS approval will not be unreasonably withheld. STRAKAN shall be free to sub-license the exclusive rights granted under Article 2.1 to its AFFILIATES subject to the terms of the BLOCK LICENSE AGREEMENT, ACCESS approval not to be unreasonably withheld or delayed. If a STRAKAN sublicensee or AFFILIATE behaves in a manner which places STRAKAN in breach of the terms of the LICENSE, then STRAKAN and ACCESS shall discuss the best approach to settle these issues using their commercially reasonable efforts. All such sublicenses shall be in writing and copies of such sub-licenses will be provided to ACCESS promptly on execution.

ARTICLE 3 - TECHNOLOGY AND KNOW-HOW TRANSFER AND RESEARCH

3.1
TECHNOLOGY and ACCESS KNOW-HOW Transfer - ACCESS shall disclose such TECHNOLOGY and the ACCESS KNOW-HOW as it exists and as is in the possession of ACCESS at the EFFECTIVE DATE and thereafter as it comes into the possession of ACCESS from time to time to STRAKAN, regarding PRODUCT in the FIELD under the provisions of this LICENSE. All TECHNOLOGY, ACCESS KNOW-HOW and any STRAKAN KNOW-HOW hereto disclosed by either PARTY to the other regarding PRODUCT (regardless of field of use) shall be deemed to have been disclosed pursuant to this LICENSE and shall be subject to the provisions of this LICENSE (including, but not limited to, Article 10 hereof). TECHNOLOGY transfer may be carried out by oral (subject to subsequent confirmation written or by electronic means). If STRAKAN desires that any sublicensee participate or receive PRODUCT, STRAKAN shall be responsible for any required governmental export license.

3.2
Restricted Information -Neither PARTY shall be obligated to disclose to the other PARTY any information that it is contractually or legally prohibited from disclosing to the other PARTY. In the event such restriction applies, the affected PARTY will notify the other PARTY, and the PARTIES will use their good faith efforts, including obtaining necessary consents or permits, to accomplish disclosure of such information by consent or lawful means.

3.3
ACCESS' assistance to STRAKAN- After submission of an application for APPROVAL in a country of the TERRITORY or in relation to an application for EUROPEAN COMMUNITY APPROVAL, STRAKAN may ask for expertise to answer questions from the REGULATORY AUTHORITY or any other regulatory authority in relation to an application for EUROPEAN COMMUNITY APPROVAL. If reasonably possible, ACCESS shall procure the necessary information, assist STRAKAN in contacting and meeting with the PRODUCT OWNER and/or DRUG SUBSTANCE manufacturer and shall provide such reasonable assistance, at no cost to STRAKAN. In the event that such assistance from ACCESS to answer requests will require unexpected amounts of time, resources and effort by ACCESS over and above that anticipated to obtain APPROVAL and for EUROPEAN COMMUNITY APPROVAL, then the PARTIES shall agree upon the cost to be paid by STRAKAN to ACCESS to expend such time, resources and efforts prior to the commencement thereof.

3.4
Future Research -Upon the EFFECTIVE DATE, STRAKAN agrees that any research conducted by ACCESS on PRODUCT at STRAKAN's written request shall be paid by STRAKAN. Any resulting patents shall be treated in accord with Article 5.1.

ARTICLE 4 - STRAKAN DEVELOPMENT AND DILIGENCE

4.1
Development and Marketing Efforts for PRODUCT - STRAKAN will subject to Articles 3.1 and 3.2, undertake at its own cost, the timely performance of all necessary stability work, regulatory actions and filings necessary to obtain APPROVAL and EUROPEAN COMMUNITY APPROVAL.

STRAKAN will promptly notify ACCESS of the filings of all applications for APPROVAL and EUROPEAN COMMUNITY APPROVAL under Article 4.1.

4.2
Regulatory Progress Reports - STRAKAN will provide ACCESS with quarterly progress reports (reports to be verbal with two written biannual reports per year) of its registration activity, including submission(s) and grant(s) for APPROVAL and EUROPEAN COMMUNITY APPROVAL.

4.3
Clinical Studies-STRAKAN shall carry out such further studies of the PRODUCT as it deems necessary or advisable to commercialize the PRODUCT in the TERRITORY subject to approval of ACCESS and the PRODUCT OWNER. ACCESS approval not to be unreasonably withheld or delayed. STRAKAN and ACCESS shall use good faith efforts to cooperate with respect to any issues that concern the commercialization of the PRODUCT under this LICENSE.

4.4
STRAKAN's Responsibility-STRAKAN, after discussion with ACCESS, shall be responsible for the planning, design and execution of the regulatory strategy and commercialization of the PRODUCT for the TERRITORY after the EFFECTIVE DATE.

4.5
Marketing Obligations - Following the grant of APPROVAL for the PRODUCT in a country of the TERRITORY, STRAKAN and its sublicensees will launch the PRODUCT in such country within six (6) months. STRAKAN and its sub-licensees shall use reasonable commercial efforts to promote the commercialization and sales of PRODUCT in such country, subject to compliance with all applicable laws and regulations to promote and market the PRODUCT. STRAKAN and its sublicensees shall maintain a competent marketing and sales organization including permitted sub-distributors for this purpose.

4.6
STRAKAN's Trademarks-STRAKAN shall choose and own all trademarks and trade names, which are specific to the PRODUCT in the TERRITORY during the term of this LICENSE and after its expiration or termination STRAKAN shall apply for and maintain such trademarks at its own cost.

4.7	Restriction of Sales - STRAKAN will not, for the duration of this exclusive period of the
LICENSE, manufacture, market, sell or distribute a competing product to the PRODUCT in the TERRITORY.

ARTICLE 5 - PATENT RIGHTS

5.1
Filing, Prosecution and Maintenance of PATENTS - ACCESS has the responsibility to see that PATENTS are filed and prosecuted for the PRODUCT and for maintaining the PATENTS in the TERRITORY. STRAKAN agrees to reasonably cooperate with ACCESS and the PRODUCT OWNER in the prosecution of the PATENT applications relating to the PRODUCT. ACCESS shall use good faith efforts to ensure that PATENTS are prosecuted, issued and maintained in the TERRITORY. In the event ACCESS elects not to file and prosecute or to abandon or not to maintain any PATENT, ACCESS shall so advise STRAKAN in writing and STRAKAN shall have the right at its sole cost to maintain such PATENT in part or in full by giving a pre-written notice to ACCESS.

Except as provided in Section 5.1, ACCESS confirms that present and subsequent PATENT costs associated with the PATENTS in the TERRITORY have been and will be funded.

Any new or improved TECHNOLOGY or KNOW-HOW (and any subsequently filed PATENT applications or PATENTS covering any such invention or improvement) resulting from the efforts of ACCESS or the PRODUCT OWNER, or from the joint efforts of ACCESS and STRAKAN, shall be the exclusive property of ACCESS and PRODUCT OWNER to the extent permitted by applicable law.

5.2	PATENT Notices - ACCESS shall advise STRAKAN of the grant, extension, restoration, nullification, revocation, or invalidation of any of the PATENTS at the annual update of Appendix B.

ARTICLE 6 - ROYALTIES AND MILESTONE PAYMENTS

6.1
Royalties- STRAKAN will pay ACCESS a royalty of Ten Percent (10%) of NET SALES in each country of the TERRITORY where there is PATENT protection for the life of the PATENT or where there is MARKET EXCLUSIVITY for the period of such MARKET EXCLUSIVITY and four percent (4%) of NET SALES in each country of the TERRITORY if there is no PATENT protection or MARKET EXCLUSIVITY.

These payments are to be made in accord with Article 6.2.

    6.2  Quarterly Royalty Reports and Payments - STRAKAN shall pay all sums due under
Article 6.1 in United States Dollars. The NET SALES for each country of the TERRITORY shall be converted into United States Dollars at the relevant U.S. Dollar spot exchange rate in the London Financial Times at the end of the calendar quarter. Within sixty (60) days after the close of each calendar quarter, STRAKAN shall submit a written report on the NET SALES for the TERRITORY in sufficient detail to enable a calculation of the royalty due in accord with Article 6.1 and payment of the royalty (if any) due shall be made by wire transfer to a bank account designated in writing by ACCESS. Prior to commercialization STRAKAN shall provide one written biannual report and quarterly oral reports from the EFFECTIVE DATE at the close of each calendar quarter. Once commercialization has begun, then STRAKAN must provide quarterly written reports as soon as reasonably possible after the close of each calendar quarter, providing an estimate of the NET SALES prior to the royalty payment report.

    6.3 Books of Account - STRAKAN and its sub-licensees shall maintain true and complete books of account containing an accurate record of all data necessary for the proper computation of royalty payments due under this LICENSE. Such records shall be maintained for at least five (5) years after the date of the pertinent royalty payment.

6.4
Audit Right - ACCESS shall have the right, either through a certified public accountant employed by ACCESS or through a firm of independent public accountants to whom STRAKAN has no reasonable objection, to examine the books of account of STRAKAN at reasonable times and upon reasonable advance notice (but not more than once in each calendar year) for the purpose of verifying the correctness of any report concerning payment of royalties, manufacturing costs for gross margin verification in relation to Article 7.2 or milestone payments under Article 6. Such examination shall be made during normal business hours at the place of business of STRAKAN. The information furnished as a result of any such examination shall be maintained in confidence on the terms specified in Article 10. The fees and expenses of such an audit shall be borne by ACCESS. If any such audit shows any underpayment or overcharge, a correcting payment or refund shall be made within thirty (30) days of STRAKAN’s receipt of the auditors’ statement. If such error is material (meaning +5%), then if STRAKAN owes ACCESS from such material error, STRAKAN shall pay to ACCESS the amount due plus interest of eighteen per cent (18%) and reasonable accounting fees with respect to such audit. Should STRAKAN fail to make any correcting payment within sixty (60) days from receipt of the auditors’ statement, then ACCESS shall have the right to terminate this LICENSE under Article 16.5.

6.5
Withholding Tax Payments - If any taxes for ACCESS’ account, withholding or otherwise, are levied by any taxing authority in the TERRITORY in connection with the receipt by ACCESS of any amounts payable under Article 6 of this LICENSE according to any tax treaty or agreement between the United States and a country in the TERRITORY, then STRAKAN shall have the right to pay such taxes to the local tax authorities and the payment to ACCESS of the net amount due after reduction by the amount of such taxes, and shall provide ACCESS:

(i)	evidence of payment of such taxes
(ii)	indication of the amount of such tax paid, and

(iii)	indication of the country in the TERRITORY and the authority to whom it was paid.

However, if ACCESS still requires further information, STRAKAN shall promptly provide that information, if such information is reasonably available.

6.6
Late Payments-Any payments due under Article 6.1 and/or Article 6.7 not remitted or deposited by the due date shall bear interest at the current prime rate plus two percent (2%) established by a leading New York Bank, such as Citibank, as published in the Wall Street Journal. Should STRAKAN fail to make any payment within (90) days from its due date, then ACCESS shall have the right to terminate this LICENSE under Article 16.5 upon fifteen (15) working days written notice to STRAKAN to allow cure.

6.7
Milestone Payments-STRAKAN will pay ACCESS milestone payments totaling Three Hundred Thousand United States Dollars ($300,000) for sales of PRODUCT by STRAKAN or its sub-licensee in the TERRITORY in three (3) installments as follows:

a)	$100,000 US payment on cumulative sales of one (1) million UK pounds
b)	$100,000 US payments on cumulative sales of five (5) million UK pounds
c)	$100,000 US payment on cumulative sales of ten (10) million UK pounds

6.8	Sub-license Agreements-STRAKAN shall promptly provide ACCESS with copies of all sublicense agreements and all amendments thereto.

ARTICLE 7-MANUFACTURING AND STRAKAN'S GROSS MARGIN

7.1
Manufacturing-STRAKAN will be allowed to locally manufacture the PRODUCT in the TERRITORY either directly, or through a THIRD PARTY contract manufacturer. The active DRUG SUBSTANCE shall be sourced from Takeda Chemical Industries Ltd, Osaka, Japan for ten (10) years from the date of the first commercial sale of the respective compound's corresponding preparation in the respective country of the TERRITORY under the terms of the BLOCK LICENSE AGREEMENT and Supply Agreement between the PRODUCT OWNER and Takeda Chemical Industries, Ltd., dated November 12, 1987.

7.2
STRAKAN's Gross Margin-Based on STRAKAN's ex-manufacturing selling price of $8.16, (5.10 UK pounds based at an exchange rate of $1.60 to one UK pound), ACCESS will guarantee STRAKAN a gross margin of sixty five (65) per cent, (gross margin defined as ex-manufacturing selling price less material cost of active DRUG SUBSTANCE, orabase vehicle, tubes, packaging, cost of manufacturing and royalty). If this margin cannot be achieved, STRAKAN can only terminate the Agreement as sole remedy.

ARTICLE 8-REGULATORY RESPONSIBILITIES

8.1
EUROPEAN COMMUNITY APPROVAL-STRAKAN shall be responsible, at its own expense (including without limitation, the cost of PRODUCT required in connection therewith) for obtaining EUROPEAN COMMUNITY APPROVAL for the PRODUCT and maintenance of APPROVAL in the TERRITORY as may be required for sale of PRODUCT. Outside the TERRITORY, STRAKAN will take all necessary steps upon written notice from ACCESS to transfer the relevant EUROPEAN COMMUNITY APPROVAL to ACCESS or ACCESS' licensing partners in respect of and following EUROPEAN COMMUNITY APPROVAL in a particular European Community country listed in Appendix C. Notwithstanding the above, STRAKAN will not be responsible for obtaining price and/or reimbursement approval outside the TERRITORY. Accordingly, STRAKAN shall diligently prepare from the FDA dossier provided by ACCESS and submit an application for EUROPEAN COMMUNITY APPROVAL, following the grant of APPROVAL in the United Kingdom. Upon request, STRAKAN shall provide ACCESS with a copy of the formatted EUROPEAN COMMUNITY APPROVAL dossier and shall notify ACCESS of the date of filing the application. STRAKAN will consult with ACCESS on any material requests of the regulatory authority in a particular European Community country listed in Appendix C that if accepted would result in the grant of EUROPEAN COMMUNITY APPROVAL in a particular European Community country listed in Appendix C on a different basis to that as set out in the application for EUROPEAN COMMUNITY APPROVAL. STRAKAN shall pay any application fee levied in respect of the EUROPEAN COMMUNITY APPROVAL. Outside the TERRITORY, ACCESS' licensees will have the right to access the EUROPEAN COMMUNITY APPROVAL dossier for registration purposes from STRAKAN at the licensee's expense. STRAKAN will be reimbursed by ACCESS' licensees for all reasonable costs involved in transferring the EUROPEAN COMMUNITY APPROVAL dossier. For the avoidance of doubt, STRAKAN shall not be deemed to be in breach of its obligations above in the event that during the Mutual Recognition Procedure to obtain EUROPEAN COMMUNITY APPROVAL a particular European Community Country listed in Appendix C refuses to grant such approval on health, safety, efficacy or other grounds beyond STRAKAN's control or ability to remedy.

8.2	EUROPEAN COMMUNITY APPROVAL Date - STRAKAN shall notify ACCESS forthwith of the date upon which EUROPEAN COMMUNITY APPROVAL is granted within each European Community country listed in Appendix C.

8.3
Clinical Investigations-STRAKAN agrees that it will not undertake any clinical or other investigations with respect to PRODUCT without the prior written approval of ACCESS and the PRODUCT OWNER, ACCESS approval not to be unreasonably withheld or delayed.

8.4
PRODUCT Information and Labeling-STRAKAN and ACCESS agree to consult from time to time on the need for changes in product particulars appearing in labeling of packaging and containers of PRODUCT or in the PRODUCT information supplied to end users, the medical profession or patients. STRAKAN and ACCESS agree to negotiate in good faith to their mutual benefit with respect to such changes and STRAKAN shall provide ACCESS in a timely fashion with copies of all correspondence relating to such changes passing between STRAKAN and the European Medicines Evaluation Agency or any relevant regulatory authority in a European Community country listed in Appendix C.

8.5
Filing of Reports-STRAKAN shall file all reports that are required for the application for EUROPEAN COMMUNITY APPROVAL, including supportive stability data required for sale of PRODUCT in finished packs. ACCESS shall cooperate with STRAKAN and provide STRAKAN with any information, which ACCESS can reasonably obtain from the PRODUCT OWNER that is required for the preparation or filing of such reports.

8.6	Adverse Experiences-
a)	The Vice President, Regulatory Affairs of the PRODUCT OWNER will be the central contact for worldwide adverse experience ("AE") reporting.
b)
STRAKAN will report to PRODUCT OWNER any information that it has knowledge of concerning any adverse experience in connection with PRODUCT in the TERRITORY. STRAKAN will be responsible for conducting adequate follow-up of AE reports, which originate in the TERRITORY. STRAKAN will agree on a mechanism for AE reporting with the PRODUCT OWNER within sixty days (60) of the EFFECTIVE DATE or the expected date of launch of the PRODUCT in the TERRITORY and agree on the timetable for forwarding AE reports for serious and non-serious AE's.

c)	In the event a recall of the PRODUCT is necessary, STRAKAN will immediately notify ACCESS and PRODUCT OWNER in a manner which is appropriate and reasonable under the circumstances.

d)
In the event that STRAKAN is advised by a REGULATORY AUTHORITY in any country of the TERRITORY to vary, suspend, revoke or modify the approved indications for PRODUCT or in some other manner change the status of an APPROVAL, STRAKAN will immediately notify ACCESS and PRODUCT OWNER and in consultation with ACCESS and PRODUCT OWNER, shall maintain the APPROVAL in such form as STRAKAN may, in its discretion, direct and, without prejudice to the generality of the foregoing, STRAKAN shall exercise such rights of appeal or judicial review as may properly be open to it. Copies of all correspondence between STRAKAN and the REGULATORY AUTHORITY relevant to such actions shall be furnished to ACCESS and PRODUCT OWNER forthwith and STRAKAN shall keep ACCESS and PRODUCT OWNER fully informed on all negotiations that may take place.

ARTICLE 9-MINIMUM SALES OBLIGATIONS

9.1	Minimum Sales Obligations-STRAKAN shall adhere to the following minimum unit volume sales obligations if there is PATENT protection and/or MARKET EXCLUSIVITY position on the PRODUCT in the TERRITORY:

*Year 1   50,000 5gm tubes
Year 2   93,000 5gm tubes
Year 3  134,000 5gm tubes
Year 4  157,000 5gm tubes
Year 5  180,000 5gm tubes
Years 6-10  180,000 5gm tubes per year

* (the first twelve (12) months following the date of first commercial sale of the PRODUCT in the TERRITORY).

9.2
Failure to meet Minimum Sales Obligations-If in any Year referred to in Article 9.1 above, STRAKAN fails to achieve these minimum sales obligations in any such Year, STRAKAN will make up the royalty shortfall for such Year by making a cash payment to ACCESS equal to the royalty shortfall based on the weighted NET SALES for such Year. If STRAKAN fails to meet its minimum sales obligations for two consecutive Years, ACCESS strictly in the following order shall (a) have the unilateral right (but not the obligation) to alter the minimum sales requirements or (b) allow STRAKAN to make up the royalty shortfall for the second Year through a cash payment to ACCESS calculated based on the average selling price of the Product for such year or (c) appoint another licensee on a semi exclusive basis using a new trademark or (d) if STRAKAN does not agree to make up the royalty shortfall for the second year through the cash payment as described above, terminate the Agreement. For the avoidance of doubt, if STRAKAN agrees to make up the royalty shortfall for failing to meet its minimum sales obligations for two consecutive Years, ACCESS shall have no right to terminate the LICENSE or appoint another licensee. If STRAKAN fails to meet its minimum sales obligations for three consecutive Years, ACCESS after consultation with STRAKAN will have the right to terminate the LICENSE. For the avoidance of doubt, STRAKAN shall not be deemed to be in breach of its minimum sales obligations due to material disruptions in the supply of DRUG SUBSTANCE and/or PRODUCT for reasons beyond STRAKAN's reasonable control.

ARTICLE 10 - CONFIDENTIALITY

10.1
Each PARTY shall use good faith efforts to retain in confidence and not disclose to any THIRD PARTY each other’s CONFIDENTIAL INFORMATION disclosed pursuant to the terms of this LICENSE. Such “good faith efforts” shall mean the same degree of care, but no less than a reasonable degree of care, as the receiving PARTY uses to protect its own confidential information of a like nature.

10.2 Excepted from the obligation of confidence under Article 10.1 is that information which:

(a)	is available, or becomes available, to the general public without fault of the receiving PARTY; or

(b)
is obtained by the receiving PARTY without an obligation of confidence from a THIRD PARTY (other than a governmental agency or REGULATORY AUTHORITY) who is rightfully in possession of such information and is under no obligation of confidentiality to the disclosing PARTY concerning such information; or

(c)  is required by law or by court order to be disclosed by the receiving PARTY in which case the receiving PARTY will use good faith efforts to limit such disclosure to that required by law and to maintain the confidentiality of the disclosed information to the extent possible; or

(d)  must be necessarily disclosed to REGULATORY AUTHORITIES by STRAKAN when applying for APPROVAL or EUROPEAN COMMUNITY APPROVAL;

(e)  is released from confidentiality in writing by the disclosing PARTY.

For the purpose of Article 10.1, a specific item of TECHNOLOGY shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain, or in the possession of the receiving PARTY. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of the receiving PARTY, unless the combination itself and its principle of operation are in the public domain or in the possession of the receiving PARTY.

10.3
Notwithstanding the provisions of Article 10.1, if the receiving PARTY becomes legally compelled to disclose any of the disclosing PARTY's CONFIDENTIAL INFORMATION, the receiving PARTY shall promptly advise the disclosing PARTY of such required disclosure in order that the disclosing PARTY may seek a protective order or such other remedy as the disclosing PARTY may consider appropriate in the circumstances. The receiving PARTY shall disclose only that portion of the CONFIDENTIAL INFORMATION, which it is legally required to disclose. Such a disclosure shall not release the receiving PARTY with respect to the CONFIDENTIAL INFORMATION so disclosed except to the extent of permitting the required disclosure.

10.4
Disclosure to AFFILIATES, Contractors - STRAKAN may disclose CONFIDENTIAL INFORMATION to its AFFILIATES, sublicensee, consultants and, when permitted herein, its clinical investigators, contractors (parties under contract with STRAKAN or its AFFILIATES for the custom manufacturing or shipping of PRODUCT, conduct of clinical studies or for the intention of applying for APPROVAL or EUROPEAN COMMUNITY APPROVAL) as may be necessary to exercise the rights granted hereunder and to obtain APPROVAL and prepare for commercialization of PRODUCT, and to commercialize PRODUCT under this LICENSE, under written conditions of confidentiality at least as stringent as those set out in Articles 10.1, 10.2 and 10.3.

10.5
Document Return - In the event of termination of this LICENSE under Article 16.2, 16.3, 16.4 (if the breach is by STRAKAN), 16.5 or 16.6 prior to its normal expiration, STRAKAN will cease their use of the TECHNOLOGY and STRAKAN and ACCESS will cease their use of the other PARTY’s CONFIDENTIAL INFORMATION provided hereunder and, on request, within sixty (60) days, either return all such CONFIDENTIAL INFORMATION, including any copies thereof, in accord with Article 16.7 or promptly destroy the same and certify such destruction to the disclosing PARTY; except that such CONFIDENTIAL INFORMATION that is or has become no longer subject to confidentiality under Article 10.1 need not be returned or destroyed. Notwithstanding the foregoing, STRAKAN may retain such copies of documents as may be necessary for the defense of product liability or other litigation or similar proceedings relating to PRODUCT, and both PARTIES may retain one copy thereof in its legal department as a record of what was transmitted.

10.6
Survival of Confidentiality - Termination of this LICENSE for any reason shall not relieve the PARTIES of their obligations under this Article 10. The provisions of this Article 10 shall survive termination of this LICENSE for ten (10) years.

ARTICLE 11 - THIRD PARTY INFRINGEMENT CLAIMS

11.1
Defense of Third Party PATENT Claims- If a claim is made or brought by a THIRD PARTY that manufacture (by STRAKAN or its nominated custom manufacture), development, use, marketing or the sale of PRODUCT in the TERRITORY (regardless of use) infringes a patent of such THRID PARTY, STRAKAN will give prompt written notice to ACCESS of such claim. ACCESS shall have the sole discretion and right to seek to dispose of said claim or to conduct the defense of any suit resulting from such claim if outside the FIELD in the TERRITORY. STRAKAN at its option and expense may participate in any suit resulting from such claim that may directly affect its market in the FIELD in the TERRITORY.

11.2
Mutual Decisions - From the EFFECTIVE DATE and using their good faith efforts, STRAKAN and ACCESS shall discuss any claim or suit, made or brought by a THIRD PARTY for patent infringement that such THIRD PARTY’s patent is infringed by the manufacture (by STRAKAN or its nominated custom manufacturer), development, use, marketing or sale of PRODUCT by STRAKAN or its AFFILIATES in the FIELD in the TERRITORY. Specifically, STRAKAN and ACCESS shall mutually try to agree on:

(a)	the strategy for such suit or claim, e.g. whether to negotiate a settlement, sue or withdraw from the country in the TERRITORY in which infringement is claimed;
(b)	the basis to be determined for sharing the costs of litigation, damages awarded, and royalty, if any, to be paid to the THIRD PARTY;
(c)	which Party should conduct the defense or if both STRAKAN and ACCESS should jointly defend; and
(d)	the consequences of such decisions, such as amendment to this LICENSE with regard to royalties due to ACCESS or termination of this LICENSE.

If STRAKAN and ACCESS cannot mutually agree with regard to one or more of (a)-(d) above, the dispute shall be resolved in accord to Article 19.

11.3
Third Party License - The Parties shall use their good faith efforts (either individually or together) to negotiate any necessary agreement for royalty payment to THIRD PARTIES with a view to enabling the PRODUCT to be commercialized in the FIELD in the

TERRITORY. As of the EFFECTIVE DATE, ACCESS is not aware of the need for any such THIRD PARTY license.

ARTICLE 12 - PATENT ENFORCEMENT AND LITIGATION

12.1
Prosecution by ACCESS - ACCESS, at its sole discretion, may take action on its own behalf and expense to institute any action or proceeding by reason of infringement of any of the PATENTS. If either PARTY learns of any infringement of a PATENT by a THIRD PARTY, it shall promptly notify the other PARTY.

ACCESS shall have the first right, at its own expense, to prosecute all litigation against a THIRD PARTY infringer who may be infringing a PATENT. STRAKAN shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation. STRAKAN shall be consulted concerning the litigation. ACCESS will bear the cost and shall be entitled to any recovery obtained from such litigation, settlement or compromise thereof until recovery of all expenses for such litigation has been met. If ACCESS requests STRAKAN to participate, then ACCESS shall pay all of STRAKAN's reasonable expenses, including reasonable counsel fees. Any further recovery above such expenses of the PARTIES shall be mutually agreed upon based on the particular claim(s) in suit with an equitable division based on each of the PARTIES interests (e.g., PATENTS, PRODUCT).

12.2
Prosecution by STRAKAN - If ACCESS does not prosecute such infringer or otherwise abate such infringement within ninety (90) days after giving or receiving notification of such infringement in the TERRITORY, unless an extension of the term is mutually agreed upon by the PARTIES, then, STRAKAN shall have the right to prosecute such infringer at its own expense in the FIELD in the TERRITORY in accord with Article 12.5 and shall be entitled to retain any recovery obtained from such litigation, settlement or compromise thereof. STRAKAN's cost of litigation in any quarter may be credited against up to fifty (50%) percent of the royalties due to ACCESS under Article 6.1 in the following quarter until fully recaptured. However, STRAKAN shall place all royalties due to ACCESS in escrow from the date of filing the suit until the action or proceeding is finally concluded whereupon:

(i)
if the PATENT in the country in the TERRITORY is held valid (whether infringed or not), then the royalties in escrow (after deduction of STRAKAN's cost of litigation as referred to hereinabove) shall be paid to ACCESS; or

(ii)
if the PATENT in the country in the TERRITORY is held invalid (whether infringed or not), then (a) the royalties in escrow shall be paid to STRAKAN and (b) ACCESS shall reimburse STRAKAN's cost of such litigation up to fifty thousand dollars (US $50,000) in each country of the TERRITORY where suit was determined that a PATENT is invalid.

At STRAKAN's request, ACCESS shall cooperate with STRAKAN in such litigation, including joining in said litigation. ACCESS shall also cooperate, at STRAKAN's expense, including reasonable counsel fees, by way of providing access to evidence and witnesses available to ACCESS.

12.3
Prosecution by neither STRAKAN and ACCESS - If the PARTIES mutually agree that neither ACCESS nor STRAKAN will defend a particular PATENT in the FIELD in the particular country in the TERRITORY, then the royalty for that PATENT in that country becomes four percent (4%) upon that decision date if the PRODUCT does not secure MARKET EXCLUSIVITY for the remainder of the time during which a royalty is payable in that country.

12.4
Invalidity - In the event that a PATENT in the TERRITORY is finally declared invalid or unenforceable in a judicial or administrative proceeding from which no appeal is or can be taken, then from and after that date royalties of four percent (4%) shall be paid on the basis of that PATENT in the relevant country of the TERRITORY, for the remainder of the time during which a royalty is payable in that country upon that decision date if the PRODUCT does not secure MARKET EXCLUSIVITY, subject to the provisions of Article 12.2, provided, however, that royalties due for other PATENTS in the TERRITORY not so held invalid or unenforceable shall not be affected. If as a result of the invalidation of a PATENT, the completion for STRAKAN in the TERRITORY significantly increases or significant market share is lost by STRAKAN, then in good faith STRAKAN and ACCESS shall discuss the relevant facts and determine whether an amendment to this LICENSE is required or if termination under Article 16 should result.

12.5
Settlement - Any settlement of any litigation, whether brought by ACCESS or by STRAKAN, shall be subject to the prior written consent of both PARTIES, which consent shall not be unreasonably withheld or delayed.

12.6	Cooperation - Each PARTY shall cooperate with the other PARTY to the extent reasonably requested in any legal action:

(i)	brought by a THIRD PARTY against one PARTY or,
(ii)	brought by a THIRD PARTY against both of them or,

(iii)
taken against a THIRD PARTY by either PARTY regarding PATENTS in the FIELD in the TERRITORY, and each PARTY shall have the right to participate in any defense, compromise or settlement to the extent that, in its judgment, it may be prejudiced thereby. In addition, STRAKAN shall not settle any claim or suit in any manner that shall adversely affect any PATENTS, require any payment by ACCESS or reduce the royalty due to ACCESS hereunder without the prior written consent of ACCESS, except as provided in Article 12.2.

ARTICLE 13 - U.S. EXPORT CONTROL AND GOVERNMENT LICENSES

13.1
Compliance - STRAKAN agrees to comply with all applicable United States governmental regulations with respect to export of TECHNOLOGY and any PRODUCT in the TERRITORY. STRAKAN agrees not to export or re-export any TECHNOLOGY or PRODUCT received from ACCESS or the direct products of such TECHNOLOGY to any prohibited country listed in the U.S. Export Administration Regulations unless properly authorized by the U.S. Government. STRAKAN shall be responsible for the acts of its AFFILIATES, contractors, consultants and sublicensee. STRAKAN assumes all liability if it or its AFFILIATES or sublicensee fails to obtain any of the necessary licenses or commits any violations of the United States Export Laws or Regulations (15
C.F.R. §700 et seq.). STRAKAN shall indemnify ACCESS for such acts and for any breach of compliance.

ARTICLE 14- PRODUCT LIABILITY AND INDEMNIFICATION

14.1
Indemnity by ACCESS- ACCESS shall indemnify and hold STRAKAN, its AFFILIATES and sub-licensees, and their respective agents, directors, officers and employees harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgements (including reasonable attorneys’ fees and expenses) incurred by or rendered against any of them for personal injury, sickness, disease or death or property damage which directly arise out of :

(a)	the intentional misconduct or negligence of ACCESS; or

(b)	the breach by ACCESS of its representations, warranties or covenants contained in this LICENSE.

    14.2 Indemnity by STRAKAN - STRAKAN shall indemnify and hold ACCESS and its AFFILIATES, and their respective agents, directors, officers, and employees harmless from and against any all liabilities, claims, demands, damages, costs, expenses or money judgements (including reasonable attorneys’ fees and expenses) incurred by or rendered against any of them for personal injury, sickness, disease or death or property damage which directly arise out of:

(a)
the manufacturing, testing, use, promotion, sale or distribution of PRODUCT by STRAKAN or its sub-licensee, except for those instances provided in Article 14.1 for which ACCESS is obligated to indemnify STRAKAN, or

(b)
the breach by STRAKAN of any of its representations, warranties or covenants contained in this LICENSE and provided, however, that ACCESS shall give STRAKAN notice in writing in accord with Article 18 as soon as practicable of any such claim or lawsuit and shall permit STRAKAN to undertake the defense thereof at STRAKAN’s expense. However,

(i)
ACCESS will cooperate in such defense, subject to payment of reasonable out-of-pocket expenses, by providing access to witnesses and evidence available to it. ACCESS shall have the right to participate in any defense to the extent that in its reasonable judgment, ACCESS may be prejudiced thereby; and

(ii)
in any claim or suit in which ACCESS seeks indemnification by STRAKAN, ACCESS shall not settle, offer to settle or admit liability or damages in any such claim or suit without the prior written consent of STRAKAN which shall not be unreasonably withheld or delayed.

ARTICLE 15 - WARRANTIES AND REPRESENTATIONS.

15.1 Belief of Accuracy -
15.1.1
ACCESS warrants and represents that the PRODUCT, TECHNOLOGY and the CONFIDENTIAL INFORMATION, transferred or provided to STRAKAN hereunder are believed to be accurate and complete as of their current status at ACCESS at the EFFECTIVE DATE. However, ACCESS does not warrant or represent that such information is or will be sufficient to obtain APPROVAL or to commercially produce PRODUCT or to commercialize PRODUCT in the TERRITORY.

15.1.2
ACCESS warrants and represents that it has procured the rights to the PATENTS and subject to the terms of the BLOCK LICENSE AGREEMENT, has full power and authority to enter into this LICENSE and grant the licenses granted hereunder.

15.1.3	ACCESS warrants and represents that it has not assigned or licensed the rights to the PATENTS, TECHNOLOGY or KNOW-HOW for the PRODUCT in the FIELD in the TERRITORY to a THIRD PARTY.

15.2  STRAKAN Representations to ACCESS-
15.2.1
STRAKAN represents that it will be solely relying on its own evaluation of the PRODUCT, TECHNOLOGY and the other CONFIDENTIAL INFORMATION transferred or provided to it hereunder and on its own medical and scientific expertise in using the same in its development and commercialization of PRODUCT.

15.2.2	STRAKAN warrants and represents that it has the full power and authority to enter into the LICENSE.

15.3
Insurance - STRAKAN will obtain an insurance policy for its operations for clinical trials and sales of PRODUCT prior to beginning such clinical trials or sale of PRODUCT in an amount typical in this industry to protect ACCESS from liability under STRAKAN's activities. Such insurance policy must be maintained for the term of this LICENSE and a copy of the policy provided to ACCESS and attached as Appendix D. Failure to obtain such insurance and supply a copy of the policy to ACCESS shall be deemed a breach under Article 16.4.

ARTICLE 16 - TERM AND TERMINATION

16.1
Term - Unless terminated under the provisions of this Article 16, the term of the LICENSE shall commence on the EFFECTIVE DATE and shall continue in full force and effect on an exclusive basis in each country of the TERRITORY for the longer of (i) the period of time that the PRODUCT is protected in such country by a necessary PATENT, and (ii) ten years (10) from the date when the PRODUCT is first put on the market within the European Union by STRAKAN (or other licensee of ACCESS, if any), provided that the identified KNOW-HOW remains secret and substantial for such ten-year (10) period. Thereafter, this LICENSE shall be automatically extended on a non-exclusive basis for successive one-year (1) periods unless terminated by either PARTY by written notice given at least one-hundred and eighty (180) days before the end of the initial term or any extension thereof.

16.2
Regulatory Milestones-If (a) STRAKAN has been unable to obtain APPROVAL within twenty four (24) months of the EFFECTIVE DATE or (b) within thirty six (36) months of the EFFECTIVE DATE for EUROPEAN COMMUNITY APPROVAL in France, Germany, Italy or Spain, then, unless such failure is due to technical failure of the PRODUCT or failure of ACCESS to provide necessary information on a timely basis, or due to any of such countries refusing to grant such EUROPEAN COMMUNITY

APPROVAL on health, safety, efficacy or other grounds beyond STRAKAN's control or ability to rectify or remedy, ACCESS strictly in the following order shall (a) have the unilateral right (but not the obligation) to extend the time for obtaining APPROVAL and EUROPEAN COMMUNITY APPROVAL for the PRODUCT (b) after consultation with STRAKAN to be paid by STRAKAN a $100,000 financial penalty, the payment of which shall automatically extend the time to obtain APPROVAL and EUROPEAN COMMUNITY APPROVAL by twelve (12) months respectively or (c) shall have the right to terminate the LICENSE. For the avoidance of doubt, if STRAKAN makes payment to ACCESS of the $100,000 financial penalty under sub-article (b) then

ACCESS shall have no right to terminate the LICENSE hereunder in accordance with this Article 16.2 unless STRAKAN shall have failed to obtain the APPROVAL and EUROPEAN COMMUNITY APPROVAL for the PRODUCT as above within the twelve (12) month extension of time respectively.

16.3	Failure to Use License - If STRAKAN, its AFFILIATES or sub-licensees shall in a country of the TERRITORY have:
(i)
discontinued selling the PRODUCT in commercial quantities for a continuous period of six (6) months other than due to material disruptions in the supply of the DRUG SUBSTANCE and/or PRODUCT for reasons beyond STRAKAN's reasonable control; or

(ii)
not commercialized the PRODUCT in accord with Article 4.6, other than due to material disruptions in the supply of DRUG SUBSTANCE and/or PRODUCT for reasons beyond STRAKAN's reasonable control then either STRAKAN or ACCESS shall have the right to terminate the license granted under Article 2.1 in respect of such country upon three (3) months written notice, unless the discontinuance or failure to commercialize is remedied in such notice period.

Upon termination of the license in respect of such country, STRAKAN shall promptly supply to ACCESS all registration information for REGULATORY AUTHORITIES that is available to STRAKAN or its AFFILIATES for use by ACCESS, its AFFILIATES or sublicensees in such country without compensation to STRAKAN by ACCESS.

16.4
Termination for Breach - In the event of a material breach by either ACCESS or STRAKAN of any of the obligations contained in this LICENSE, the non-breaching PARTY shall be entitled to terminate this LICENSE by notice in writing under Article 18.1 provided that such notice shall specify the breach or breaches complained of. If the said breach or breaches are capable of remedy, the PARTY committing such breach or breaches shall be entitled to a period of sixty (60) days, (fifteen (15) working days for payment breaches) from the delivery of such notice in which to remedy or to undertake to remedy the same. In the case the defaulting PARTY shall fail to remedy the breach or to undertake to remedy the breach to the satisfaction of the PARTY not in breach, the PARTY not in breach shall have the right to terminate this LICENSE in whole or only terminate those rights and obligations relating to the particular breach by notice in writing to the PARTY in default. Failure of a PARTY to exercise its rights under this Article 16.4 shall not be construed as a waiver as to future breaches whether or not they are similar.

16.5	Termination by ACCESS - ACCESS shall have the further right to terminate this LICENSE immediately on written notice to STRAKAN if:
(a)	STRAKAN shall cease to carry on business or shall go into liquidation or a receiver shall be appointed to STRAKAN's assets; or
(b)	STRAKAN shall become bankrupt or insolvent or unable to meet any of its financial obligations on their due dates; or
(c)	STRAKAN fails (without curing within fifteen (15) working days of receipt of a notice specifying the failure to pay) to meet any of its payments in accord with Article 6; or
(d)	STRAKAN breaches without cure any of the Export regulations of Article 13.

16.6
Termination by STRAKAN-If for any consecutive period of twelve (12) months STRAKAN cannot achieve a total aggregate gross margin of sixty five (65) percent in the TERRITORY (determined by monthly reported gross margin reports and the right to audit) based on an ex-manufacturing selling price of $8.16 US (5.10 UK pounds at a fixed exchange rate of $1.60 to one UK pound) as outlined in Article 7, STRAKAN will have the right to terminate this LICENSE. Gross margin defined as ex-manufacturing selling price less material cost of active DRUG SUBSTANCE, orabase vehicle, tubes, packaging, cost of manufacturing and royalty.

16.7
On Termination - Upon termination of the license in respect of a particular country of the TERRITORY under Article 16.3 or upon termination of this LICENSE by ACCESS under Article 16.4, STRAKAN shall in relation to a particular country or the TERRITORY as a whole, as the case may be, have a period of six (6) months in which to sell its inventory of PRODUCT and during the course thereof STRAKAN shall:

(a)	return to ACCESS all copies of CONFIDENTIAL INFORMATION and any materials received from ACCESS;

(b)	pay to ACCESS all payment and royalties due or accrued at the termination date or accruing thereafter in accord with Article 6.1.

(c)
other than in relation to selling its stock of supplies of the PRODUCT as aforesaid, make no further use of any kind of any and all TECHNOLOGY disclosed hereunder by ACCESS, except to the extent such information has become public knowledge other than through fault of STRAKAN, and make no further use of the surviving PATENTS; and

(d)
take all steps necessary and execute any instruments required to assign all the rights relative to any APPROVALS held by STRAKAN to ACCESS or to ACCESS' designee, and if such new APPROVALS are obtained by ACCESS or its designee, STRAKAN agrees to notify the REGULATORY AUTHORITIES to transfer all those APPROVALS of PRODUCTS which are in the name of STRAKAN to ACCESS or its designee; and

(e)
assign to ACCESS any distributorships, PRODUCT manufacturing agreements and sublicense agreements, to the extent they are specific to the PRODUCT and are assignable and to the extent such agreements were previously agreed with ACCESS to survive termination of this LICENSE; or, at ACCESS' option, terminate such agreements. ACCESS makes no commitment to maintain any of STRAKAN's sublicensee agreements upon termination of this LICENSE.

16.8
Survival of Certain Obligations - On termination of this LICENSE: the obligations of confidentiality set forth in Article 10 shall survive for the time stated therein; payments accrued and due under Article 6 shall survive termination; Export Control compliance set forth in Article 13 shall survive termination; the indemnification obligations set forth in Article 14 shall also survive termination as to all claims or actions arising from events which occurred before termination; and the dispute resolution set forth in Article 19 shall survive termination.

ARTICLE 17 - FORCE MAJEURE

If either PARTY shall be delayed, hindered, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure (hereinafter referred to as "Force Majeure"), including earthquake, flood, famine or other act of God, fire, war (declared or undeclared), public disaster, riots, strike or labor differences, governmental enactment, rule or regulation or any other cause beyond such PARTY's reasonable control, such PARTY shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The PARTY invoking such Force Majeure rights under this Section must notify the other PARTY by registered letter setting forth the nature of the occurrence, its expected duration and how that PARTY's performance is affected within a period of fifteen (15) days, from the first and the last day of the Force Majeure unless the Force Majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay resulting from the Force Majeure exceeds six (6) months, the PARTIES commit to consult together in good faith to find an appropriate solution. The affected PARTY shall resume the performance of its obligations as soon as practicable after the Force Majeure event ceases.

ARTICLE 18 - NOTICES

18.1
Official - Any notice, request or communication specifically provided for or permitted to be given under this LICENSE must be in writing and may be delivered by hand delivery, courier service, or facsimile transmission, provided that a hard copy of any facsimile transmission is sent by first class pre-paid post within twenty four (24) hours of such transmission, and shall be deemed effective as of the time of actual delivery thereof to the addressee. For purposes of notice the addresses of the PARTIES shall be as follows:

ACCESS:
Access Pharmaceuticals, Inc.
2600 Stemmons Freeway
Suite 176
Dallas, TX 75207-2107
Attention:  Kerry P. Gray
President & CEO
Telephone:  214-905-5100
Facsimile:  214-905-5101

With a copy to:
Bingham Dana LLP
150 Federal Street
Boston, MA 02110-1726
Attention:  John J. Concannon III
Telephone:  617-951-8874
Facsimile:  617-951-8736

STRAKAN:
Strakan Ltd.
Unit C, Melrose Station
Palma Place
Melrose
Scotland TD6 9PR
United Kingdom
Attention: Andrew McLean
Telephone: 011-44-1896-823836
Facsimile: 011-44-1896-823837

18.2	Each PARTY may change its address and its representatives for notice by the giving of notice thereof in the manner hereinafter provided.

ARTICLE 19 - DISPUTE RESOLUTION

19.1
Agreement to Arbitrate - The PARTIES will endeavor to settle amicably any dispute, which may arise out of this Agreement. Failing settlement within three (3) months of such dispute having arisen, any dispute shall be finally settled by arbitration on the initiation in writing of either PARTY, in accordance with the rules then in effect of the International Chamber of Commerce. The arbitration will be held in Dallas when it is initiated by STRAKAN and in London when it is initiated by ACCESS. The dispute or difference shall be referred to a single arbitrator, if the PARTIES agree upon one, or otherwise three (3) arbitrators, one to be appointed by each PARTY and the third to be appointed by the first two (2) arbitrators selected by the PARTIES. If a PARTY shall refuse or neglect to appoint an arbitrator within thirty (30) days after the other PARTY shall have served a written notice such other PARTY's choice and requesting that the first-mentioned PARTY make its choice, then the arbitrator first appointed shall, at the request of the PARTY appointing him, proceed to hear and determine the matters in difference as if he were a single arbitrator appointed by both PARTIES.

19.2
Arbitration Decision - The arbitrators shall base their decision in accordance with and based upon all the provisions of this LICENSE or subsequent agreements between the PARTIES. In making their decision, the arbitrators shall apply the substantive law of the State of Delaware and the United States of America, including the United Nations Convention on the International Sale of Goods. The decision of a majority of the arbitrators shall be final and binding upon each PARTY, and judgement upon the award may be entered in any court of competent jurisdiction.

19.3
Pre-Decision Settlement - Before rendering their final decision, the arbitrators will first act as friendly, disinterested mediators for the purpose of helping the PARTIES attempt to reach a compromise settlement on the points in dispute.

19.4	Payment of Costs - The cost of arbitration will be in the discretion of the arbitrators.

19.5
Injunctive Relief - Each of the PARTIES hereto acknowledges and agrees that damages may not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an "Irreparable Breach"). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each PARTY hereto shall be entitled to seek, in any state or federal court in the State of Delaware, equitable relief of a kind appropriate in light of the nature of the ongoing threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided however, that if the PARTY bringing such action is unsuccessful in obtaining the relief sought, the moving PARTY shall pay the non-moving PARTY's reasonable costs, including attorney's fees, incurred in connection with defending such action. Such remedies shall not be the PARTIES' exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

ARTICLE 20- ASSIGNMENT

20.1
Assignment - Neither this LICENSE nor any of the rights, interests or obligations hereunder may be assigned by either of the PARTIES hereto without the prior written consent of the other PARTY, which consent shall not be unreasonably withheld or delayed.

20.2
Consolidation, Reorganization or Merger - Should STRAKAN be consolidated, reorganized or merged with another entity, this LICENSE may not be assigned to the successor entity or the assignee of all or substantially all of STRAKAN'S business and assets related to PRODUCT without ACCESS' prior written consent, which consent will not be unreasonably withheld or delayed. It being understood for consent to be obtained that provisions for payments to ACCESS by such entity must remain as in Article 6.

20.3	Effect on Successors and Assignees - This LICENSE shall inure to the benefit of and be binding upon such successors and permitted assignees.

ARTICLE 21 - MISCELLANEOUS PROVISIONS

21.1	Amendments - This LICENSE may be amended only in writing executed by both PARTIES.

21.2	Publications - Any publications shall require the mutual consent of STRAKAN and ACCESS which consent shall not be unreasonably withheld.

21.3
Press Releases - Neither PARTY shall issue any press release in whatever form, or make public, in whatever form, information regarding the BINDING LETTER OF INTENT or this LICENSE without prior written approval of the other PARTY, except as required by applicable law and regulations.

21.4
Entirety of Agreement - This LICENSE sets forth the entire agreement and understanding between the PARTIES hereto with respect to PRODUCT in the FIELD for its commercialization in the TERRITORY, although it is acknowledged and agreed that for STRAKAN to be able to commercialize the PRODUCT in accordance with the terms of this LICENSE then STRAKAN will need a source of supply of the DRUG SUBSTANCE as referred to in Article 7.1. The PARTIES agree that this LICENSE supersedes the BINDING LETTER OF INTENT and that the confidentiality provisions contained in the BINDING LETTER OF INTENT are in force until the EFFECTIVE DATE and thereafter this LICENSE supersedes and replaces the BINDING LETTER OF INTENT.

21.5
Severability - If any term or provision under this LICENSE is deemed invalid under the laws of a particular country or jurisdiction, the invalidity shall not invalidate the whole LICENSE but it shall be construed as if not containing that particular term or provision and the rights and obligations of the PARTIES shall be construed and enforced accordingly. The PARTIES shall negotiate in good faith a substitute provisions in compliance with the law to as nearly as possible retain the PARTIES' intent in legally valid language.

21.6
Waivers, Cumulative Remedies - A waiver by either PARTY of any term or condition of this LICENSE in any one instance shall not be deemed construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this LICENSE shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either PARTY.

21.7
Independent Contractor - This LICENSE shall not create an agency, partnership, joint venture or employer/employee relationship between the PARTIES. ACCESS and STRAKAN each hereby agrees not to represent itself in any of such capabilities in any manner whatsoever. The sole relationship established by this LICENSE is that of independent contractors, and nothing hereunder shall be construed to give either PARTY the power or authority to act for, represent, bind, or commit the other PARTY or any of its AFFILIATES.

21.8	Headings - Headings in this LICENSE are included herein for ease of reference and shall not affect the meaning of the provisions of this LICENSE, nor shall they have any other legal effect.

21.9
Other Documents - Each PARTY agrees to execute, as reasonably required, such additional papers or documents in customary legal form and to make such governmental filings or applications as may be necessary or desirable to effect the purposes of this LICENSE and carry out its provisions.

IN WITNESS WHEREOF, the PARTIES have duly executed duplicate originals of this LICENSE by their appropriate authorized representative.

ACCESS PHARMACEUTICALS, INC.  STRAKAN LTD

By: /s/ Kerry P. Gray      By:  /s/Andrew McLean
Name: Kerry P. Gray   Name: Andrew McLean

Title: President & CEO   Title: Director of Legal Affairs

Date: -August 13, 1998         Date: -August 14, 1998

APPENDIX A - BINDING LETTER OF INTENT

APPENDIX B-PATENTS

APPENDIX C- MARKETS

Austria    Italy
Belgium    Luxembourg
Denmark    Netherlands
Finland    Portugal
France    Republic of Ireland
Germany    Spain
Greece    Sweden
United Kingdom

APPENDIX D-

CLINICAL TRIALS INSURANCE

APPENDIX E

BLOCK LICENSE AGREEMENT